Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPAYS $11.5 MILLION OF DEBT AND ENTERS INTO AMENDMENT TO CREDIT AGREEMENT

CHESTER, WV — September 24, 2010 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) announced today that it has repaid the total amount of $10.0 million outstanding under its credit agreement with Aladdin Credit Advisors, L.P., as administrative agent, which provides for a $20.0 million senior secured delayed-draw term loan credit facility.  In connection with the repayment, the Company executed an amendment to the credit agreement which, among other things, permits the re-borrowing of the $10.0 million that was repaid, establishes minimum future borrowing amounts and increases prepayment premiums.

The amendment did not change the maturity date of March 18, 2013, and borrowings available under the credit agreement will be used to finance (i) ongoing working capital and general corporate needs of the Company and its subsidiaries, and (ii) capital expenditures, including the expansion and construction of a slot gaming facility at Scioto Downs in Columbus, Ohio, in the event slot gaming is approved at Ohio’s racetracks.

Additionally, the Company prepaid approximately $1.5 million of borrowings outstanding under other debt arrangements. After the pay-downs, the Company’s total outstanding debt is $377.8 million, net of discounts.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for factual results to differ materially.  Those risks and uncertainties include, but are not limited to, financial market risks, general economic conditions, legislative and regulatory matters, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724) 933-8122

dhughes@mtrgaming.com